UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCR Corporation, a Maryland corporation (“NCR” or the “Company”), held its 2022 Annual Meeting of Stockholders on May 2, 2022 (the “2022 Annual Meeting”).

Leading up to the 2022 Annual Meeting, the Company has actively engaged with stockholders in connection with the stockholder proposal regarding termination pay to be presented at the 2022 Annual Meeting. In connection with such engagement, which is ongoing, the Company’s Board of Directors is considering the implementation of a policy providing that the Company will not enter into any new employment agreement, severance agreement or separation agreement with any executive officer of the Company, or establish any new severance plan or policy covering any executive officer of the Company, in each case that provides for cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary plus target bonus, without seeking stockholder ratification of such agreement, plan or policy. A copy of the policy under consideration is attached hereto as Annex A.

To allow additional time for the Company to engage with stockholders regarding the policy under review by the Board and for stockholders to consider the policy under review prior to voting on the stockholder proposal regarding termination pay at the 2022 Annual Meeting, the Chairman of the meeting determined, in his discretion, to adjourn the 2022 Annual Meeting with respect to this stockholder proposal until Friday, May 6, 2022, at 11:00 a.m. Eastern Time. The 2022 Annual Meeting was a virtual meeting and will resume in the same format. The resumed meeting can be attended using the same access information that was used initially for the 2022 Annual Meeting, the details of which are set forth in the Definitive Proxy Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 22, 2022. Stockholders who registered to attend the 2022 Annual Meeting at www.proxydocs.com/NCR are not required to take further action to attend the reconvened 2022 Annual Meeting on May 6, 2022. Stockholders who did not register to attend the 2022 Annual Meeting at www.proxydocs.com/NCR are required to register no later than 5:00 p.m. Eastern Time on May 5, 2022, in order to attend the reconvened 2022 Annual Meeting on May 6, 2022.

The polls have been closed on the election of directors and each of the proposals before the 2022 Annual Meeting other than the stockholder proposal regarding termination pay, and the Company will include the results of the votes taken at the 2022 Annual Meeting on those closed matters in a Current Report on Form 8-K to be filed with the SEC on or prior to May 6, 2022.

Annex A

NCR CORPORATION

EXECUTIVE OFFICER CASH SEVERANCE POLICY

NCR Corporation (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any executive officer of the Company, or establish any new severance plan or policy covering any executive officer of the Company, in each case that provides for Cash Severance Benefits exceeding 2.99 times the sum of the executive officer’s Base Salary plus Target Bonus, without seeking stockholder ratification of such agreement, plan or policy.

For purposes of this policy:

“Cash Severance Benefits” means cash payments: (i) in respect of the termination of the executive officer’s employment; (ii) to secure an agreement not to compete with the Company; or (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans prior to the executive officer’s termination of employment, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s retirement or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to similarly-situated employees, (d) any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance period required to by paid pursuant to the terms of any Company plan or policy, (f) accrued but unpaid Base Salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date or (g) any payment in respect of the executive officer’s Target Bonus for the year of termination (prorated based on the executive officer’s days of service during the annual performance period).

“Base Salary” means the amount an executive officer is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, health additive and incentive compensation, payable by the Company as consideration for the executive officer’s services, provided that following a Change in Control (as defined in the Amended and Restated NCR Change in Control Severance Plan), “Base Salary” means the higher of (x) the executive officer’s Base Salary as in effect immediately prior to the Change in Control and (y) the executive officer’s highest Base Salary in effect at any time thereafter.

“Target Bonus” means the executive officer’s target bonus under the Company’s annual incentive plan applicable to the executive officer for the year of termination, provided that if no target bonus has been established for such year under such plan, the year immediately preceding the year of termination, provided further that following a Change in Control (as defined in the Amended and Restated NCR Change in Control Severance Plan), “Target Bonus” means (x) the Participant’s Target Bonus immediately prior to the Change in Control, provided that if no Target Bonus has been established for such year under such plan, the year immediately preceding the year in which the Change in Control occurs or (y) the executive officer’s Target Bonus in effect at any time after the Change in Control.